     As filed with the Securities and Exchange Commission on January 7, 2004

                                                   Registration No. 333-110754

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           -------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                                SPATIALIGHT, INC.
             (Exact name of registrant as specified in its charter)

            New York                                         16-1363082
(State or other jurisdiction of                        (IRS Employer
incorporation or organization)                          Identification No.)

                        Five Hamilton Landing, Suite 100
                            Novato, California 94949
                                 (415) 883-1693

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           -------------------------

                                 Robert A. Olins
                         Acting Chief Executive Officer
                                SpatiaLight, Inc.
                        Five Hamilton Landing, Suite 100
                            Novato, California 94949
                                 (415) 883-1693

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -------------------------


                                   Copies to:

                                Melvin Katz, Esq.
                                 Bryan Cave LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 541-2000



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time as described in the Prospectus after the effective date of this Registration Statement.



This  Post-Effective  Amendment  No.  1 to Form  S-3 is  being  filed  with  the
Securities and Exchange Commission solely to add as an exhibit to the Registration Statement the form of Purchase Agreement that SpatiaLight, Inc. used to sell 1,000,000 of our Common Shares, par value of $.01 per Share, to certain institutional investors pursuant to the Preliminary Prospectus dated November 25, 2003 and Prospectus Supplement dated January 5, 2004.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.  Exhibits.

         The following exhibits are filed with this Registration Statement unless otherwise indicated:

Exhibit No.       Description of Exhibit

         4.1      Amended and Restated Certificate of Incorporation.*

         4.2      Bylaws.*

         4.3      Form of Common Stock Certificate. *

         5.1      Opinion of Bryan Cave LLP. *

         10.1     Form of  Purchase  Agreement  between  SpatiaLight,  Inc.  and
                  Purchaser.

         23.1 Consent of BDO Seidman, LLP, independent certified public accountants. *

         23.2     Consent of Bryan Cave LLP (included as part of Exhibit 5.1). *

         24.1     Power of attorney (included on signature page). *

-----------------
*  Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on January 7, 2004.

                                 SPATIALIGHT, INC.

                                 By:   /s/ ROBERT A. OLINS
                                      -----------------------------------------
                                      Robert A. Olins
                                      Acting Chief Executive Officer, Secretary
                                      and Treasurer

                                 By:  /s/ TIMOTHY V. DESCAMPS
                                     ------------------------------------------
                                     Timothy V. Descamps
                                     Chief Financial Officer

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Olins, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                Title                                              Date
---------                                -----                                              ----

/s/ ROBERT A. OLINS                      Acting Chief Executive Officer, Secretary,         January 7, 2004
---------------------------------
Robert A. Olins                          Treasurer and Director

*/s/ Lawrence J. Matteson                Director                                           January 7, 2004
 --------------------------------
 Lawrence J. Matteson


*/s/ Steven F. Tripp                     Director                                           January 7, 2004
 --------------------------------
 Steven F. Tripp

*/s/ Claude Piaget
 Claude Piaget                           Director                                           January 7, 2004


*By: /s/ ROBERT A. OLINS                                                                    January 7, 2004
     -------------------
         Robert A. Olins
         (Attorney-in-fact)


EXHIBIT INDEX



Exhibit No.       Description of Exhibit
-----------       ----------------------

         4.1      Amended and Restated Certificate of Incorporation. *

         4.2      Bylaws.*

         4.3      Form of Common Stock Certificate. *

         5.1      Opinion of Bryan Cave LLP. *

         10.1     Form of  Purchase  Agreement  between  SpatiaLight,  Inc.  and
                  Purchaser.

         23.1 Consent of BDO Seidman, LLP, independent certified public accountants. *

         23.2     Consent of Bryan Cave LLP (included as part of Exhibit 5.1). *

         24.1     Power of attorney (included on signature page). *

-----------------
*  Previously filed.